CERTIFICATE OF DESIGNATION OF

RIGHTS AND PREFERENCES OF

SERIES E PREFERRED STOCK OF

ALLION HEALTHCARE, INC.

(Under Section 151 of the

Delaware General Corporation Law)

Allion Healthcare, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), there is hereby created, out of the 20,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation authorized in the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock consisting of One Million (1,000,000) shares, which series shall have the following designation, powers, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions, set forth in the Certificate of Incorporation):

1.    Designation; Number of Shares. One Million (1,000,000) shares of Preferred Stock shall be designated the “Series E Preferred Stock” (the “Series E Preferred Stock”).

2.    Ranking. All of the preferential amounts to be paid to the holders of the Series E Preferred Stock as provided in this Certificate of Designation shall be paid or set apart for payment (i) on a pari passu basis with the Series A Preferred Stock, par value $.001 per share of the Corporation (the “Series A Preferred Stock”), the Series B Preferred Stock, par value $.001 per share of the Corporation (the “Series B Preferred Stock”), the Series C Preferred Stock, par value $.001 per share of the Corporation (the “Series C Preferred Stock”), and the Series D Preferred Stock, par value $.001 per share of the Corporation (the “Series D Preferred Stock”), and (ii) before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any class or series of Common Stock (as defined below) or other class or series of capital stock of the Corporation other than the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock whether now or hereafter authorized, ranking junior as to liquidation rights to the Series E Preferred Stock.

3.    Dividends. In the event any dividends are declared with respect to the common stock, par value $.001 per share, of the Corporation (the “Common Stock”), or upon the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or any class or series of Preferred Stock which is designated for pari passu dividend treatment with the Series E Preferred Stock, the holders of the Series E Preferred Stock as of the record date established by the Board of Directors for such dividend shall be entitled to receive as dividends (the “Dividends”) an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends that such holder would have received had the Series E Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend, or, in the case of dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or other pari passu series or class of Preferred Stock, an amount per share equal to any dividends declared thereon, in each case such Dividends to be payable on the payment date of the dividend established by the Board of Directors (the “Dividend Payment Date”). The record date for any such Dividends shall be the record date for the applicable dividend, and any such Dividends shall be payable to the persons in whose name the Series E Preferred Stock is registered at the close of business on the applicable record date.

4.    Liquidation, Dissolution or Winding Up. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock respective liquidation preferences shall rank pari passu in connection with any liquidation, dissolution or winding up of the Corporation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock of the Corporation ranking junior as to liquidation rights to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock the holders of each share of (i) Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or capital earnings, on a pari passu basis with the shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and as a liquidation preference an amount equal to $4.00 per share on the Series A Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all declared and unpaid dividends thereon, if any, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up, (ii) Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or capital earnings, on a pari passu basis with the shares of Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and as a liquidation preference an amount equal to $6.00 per share on the Series B Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all declared and unpaid dividends thereon, if any, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up, (iii) Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or capital earnings, on a pari passu basis with the shares of Series A Preferred Stock, Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and as a liquidation preference, an amount equal to $10.00 per share on the Series C Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all declared and unpaid dividends thereon, if any, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up, (iv) Series D Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or capital earnings, on a pari passu basis with the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series E Preferred Stock and as a liquidation preference an amount equal to $12.00 per share on the Series D Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all declared and unpaid dividends thereon, if any, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up, and (v) Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or capital earnings, on a pari passu basis with the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock and as a liquidation preference or amount equal to $12.50 per share on the Series E Preferred Stock (as adjusted for stock splits, stock dividends and the like) plus all declared and unpaid dividends thereon, if any, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series E Preferred Stock with respect to such liquidation, dissolution or winding up. If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are not paid in full, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are otherwise entitled to receive.

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After payment in full of the respective liquidation preferences for the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, in each case as set forth in the preceding paragraph, the assets of the Corporation legally available for distribution to its stockholders, if any, shall be distributed ratably to the holders of the Common Stock of the Corporation, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock on an as-if-converted to Common Stock basis, and the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to no further participation in the distribution of assets of the Corporation with respect to the shares of Series A Preferred Stock and Series B Preferred Stock held thereby.
5.    Conversion. The holders of the Series E Preferred Stock shall have the following conversion rights:

(a)	Voluntary Conversion. Each holder of shares of Series E Preferred Stock may elect at any time to convert the shares of Series E Preferred Stock then held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series E Preferred Stock to be converted by their applicable Conversion Value (as defined below) and dividing the result by the applicable conversion price for the Series E Preferred Stock (the “Series E Conversion Price”) then in effect. The “Conversion Value” of the Series E Preferred Stock shall be $6.25 per share. The Series E Conversion Price shall initially be $6.25 per share and shall be subject to adjustment as hereinafter provided. The conversion rate for each share of Series E Preferred Stock shall initially be one-to-one. If a holder of Series E Preferred Stock elects to convert Series E Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on such shares, such dividends and other amounts shall be paid in full by the Corporation in connection with such conversion.

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(b)	Automatic Conversion. Each share of Series E Preferred Stock outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible as computed according to the formula set forth in Section 5(a) hereof at the then effective applicable Series E Conversion Price upon the earlier of:

(i)    the date specified by the holders of at least two-thirds of shares of Series E Preferred Stock then outstanding, or

(ii)    immediately prior to the closing of an underwritten public offering of shares of the Corporation’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the price per share is at least $12.50 per share and which results in gross proceeds to the Corporation of at least $30,000,000 (a “Qualified Public Offering”).

(c)	Procedure for Voluntary Conversion. Upon election to convert pursuant to Sections 5(a) or 5(b)(i), the relevant holder or holders of Series E Preferred Stock shall surrender the certificate or certificates representing the Series E Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series E Preferred Stock or such office or offices in the continental United States of an agent for conversion, in each case as is from time to time designated by notice to the holders of the Series E Preferred Stock by the Corporation, or in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an “Affidavit of Loss”) with respect to such certificates. The issuance by the Corporation of Common Stock upon a conversion of Series E Preferred Stock upon election to convert pursuant to Sections 5(a) or 5(b)(i) hereof shall be effective as of the surrender of the certificate or certificates for the Series E Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Series E Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion plus a cash payment in the amount of any declared but unpaid dividends and other amounts payable in respect of the shares of Series E Preferred Stock which are converted. Notwithstanding the foregoing, in the event of an automatic conversion pursuant to Section 5(b)(i) the outstanding shares of such applicable Series E Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and all rights with respect to such applicable Series E Preferred Stock shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series E Preferred Stock has been converted plus all declared but unpaid dividends and other amounts payable in respect of the shares of Series E Preferred Stock which are converted. The issuance of certificates for Common Stock upon conversion of Series E Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

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(d)	Procedure for Automatic Conversion on Qualified Public Offering. As of, and in all cases subject to, the closing of a Qualified Public Offering (the “Automatic Conversion Date”), all outstanding shares of Series E Preferred Stock shall be converted automatically into shares of Common Stock as set forth in Section 5(b)(ii) hereof and without any further action by the holders of such shares and whether or not the certificates representing such shares of Series E Preferred Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Series E Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such Series E Preferred Stock has been converted plus all declared but unpaid dividends payable in respect of the Shares of Series E Preferred Stock which are converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series E Preferred Stock surrendered are convertible on the Automatic Conversion Date and shall pay all declared but unpaid dividends payable in respect of the shares of Series E Preferred Stock which are converted. The issuance of certificates for Common Stock upon conversion of Series E Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(e)	Fractional Shares. The Corporation shall not be obligated to deliver to holders of Series E Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Series E Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

(f)	Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series E Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series E Preferred Stock then outstanding provided that the shares of Common Stock so reserved shall not be reduced or affected in any manner whatsoever so long as any shares of Series E Preferred Stock are outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series E Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series E Preferred Stock then outstanding and convertible into shares of Common Stock.

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(g)	Adjustments to Series E Conversion Price. The Series E Conversion Price in effect from time to time shall be subject to adjustment as follows:

(i)    Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the applicable Series E Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Series E Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 5(g)(i) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

(ii)    Adjustment Upon Certain Qualified Public Offerings. In the event that the Company shall issue shares of its Common Stock in a Qualified Public Offering in which the issue price is less than $12.50 per share for each share of Common Stock and such Qualified Public Offering is completed on or prior to March 31, 2005 (the “Initial Period”), then the Conversion Price shall be automatically adjusted to an amount equal to 50% of the issue price per share of the Common Stock under such Qualified Public Offering. In the event that the Company shall issue shares of its Common Stock in a Qualified Public Offering in which the issue price is less than $14.57 per share of the Common Stock and such Qualified Public Offering is completed after the Initial Period, then the Series E Conversion Price shall be automatically adjusted to an amount equal to 42.9% of the issue price per share of the Common Stock under such Qualified Public Offering.

(iii)    Ratchet. In the event the Company shall issue shares of its Common Stock, or securities convertible, exchangeable or exerciseable into shares of Common Stock (excluding in each case shares issued (i) in any of the transactions described in Subsection (g)(i) above, (ii) upon exercise of options granted to the Company’s employees, directors, consultants or officers under a plan or plans adopted by the Company’s Board of Directors, if such shares would otherwise be included in this Subsection (g), (iii) upon conversion of shares or exercise of options and warrants outstanding as of the date hereof, or (iv) to shareholders of any Company which merges into the Company in proportion to their stock holdings of such Company immediately prior to such merger, upon such merger), for consideration per share, exercise price per share, conversion price per share or exchange price per share (as the case may be) less than the then applicable Series E Conversion Price (the “Offering Price”), the Series E Conversion Price shall be adjusted immediately thereafter so that it shall equal such Offering Price. Such adjustment shall be made successively whenever such an issuance is made.

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(h)	Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Series E Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series E Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 as applied to such distributed securities. If the Common Stock issuable upon the conversion of the Series E Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5(h)), then and in each such event the holder of each share of Series E Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series E Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i)	Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(g) hereof) or a merger or consolidation of the Corporation with or into another corporation or the acquisition of the Corporation or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, acquisition or sale, lawful and adequate provision shall be made so that the holders of the Series E Preferred Stock shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such recapitalization, merger, consolidation or sale, which a holder of Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series E Preferred Stock after the reorganization, merger, consolidation, acquisition or sale such that the provisions of this Section 5 (including without limitation provisions for adjustment of the Series E Conversion Price and the number of shares of Common Stock into which the holders of Series E Preferred Stock are entitled to purchase the Series E Preferred Stock) shall thereafter be applicable, as nearly as can be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series E Preferred Stock.

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(j)	No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series E Preferred Stock against impairment.

(k)	Notices of Adjustments. In each case of an adjustment or readjustment of the then applicable Series E Conversion Price, the Corporation will furnish each holder of Series E Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

6.    Voting Rights. Except as otherwise required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters and each such holder shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series E Preferred Stock could be converted pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock shall vote together as a single class on all matters; provided, that an affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred stock voting as a separate class, shall be necessary to alter the rights and preferences of the Series E Preferred Stock, or to issue any security with rights senior to those of the holders of the Series E Preferred Stock.

7.    No Reissuance of Series E Preferred Stock. No share or shares of the Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series E Preferred Stock accordingly.

8.    Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, any acquisition of the Corporation, any transfer of all or substantially all of the assets of the Corporation to any other Corporation entity or person, any sale of a majority of the voting securities of the Corporation in one or a series of related transactions or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series E Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, acquisition, sale, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, acquisition, sale, dissolution, liquidation or winding up.

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9.    Preemptive Rights. Subject to the terms and conditions specified in this Section 9, each time the Corporation proposes to offer any shares of, or securities convertible into, or exchangeable or exercisable for, any shares of its Common Stock, the Corporation shall make an offering of such securities to the holders of shares of Series E Preferred Stock in accordance with the following provisions:

(a)	The Corporation shall deliver a notice (“Notice”) to holders of shares of Series E Preferred Stock stating (i) its bona fide intention to offer such securities, (ii) the number of such securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such securities.

(b)	By written notification received by the Corporation, within thirty (30) calendar days after giving of Notice, each holder of shares of the Series E Preferred may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such securities which equals the ratio of the number of shares of Common Stock issued and held (as a result of any conversion of Shares to Common Stock), or issuable upon conversion of the Shares then held, by such holder of shares of Series E Preferred Stock, over the total number of shares of Common Stock of the Corporation then outstanding.

(c)	If all securities referred to in the Notice which holders of shares of Series E Preferred Stock are entitled to obtain pursuant to subsection 9(b) are not elected to be purchased as provided in subsection 9(b) hereof, the Corporation may, during the one hundred eighty (180) day period following the expiration of the thirty (30) day period provided in subsection 9(b) hereof, offer the remaining unsubscribed portion of such securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Corporation does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such securities shall not be offered unless first reoffered to the holders of shares of Series E Preferred Stock in accordance herewith.

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(d)	The preemptive right in this Section 9 shall not be applicable to:

(i)    shares of Common Stock issuable or issued to employees, advisors, consultants or outside directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

(ii)    Common Stock issued or issuable upon exercise of warrants to purchase shares of Common Stock outstanding on the date hereof;

(iii)    Common Stock issued or issuable upon conversion of shares of any series of Preferred Stock which has been authorized as of the date hereof, including the Series E Preferred Stock;

(iv)    Common Stock issued or issuable in connection with a merger or consolidation, if as a result of which, the holders of the Corporation’s outstanding securities immediately prior to the consummation of such transaction hold voting securities in excess of fifty percent (50%) of the voting power of the surviving or resulting entity; or of the Corporation’s securities; and

(v)    Common Stock issued in any registered public offering.

10.    Information Rights. The holders of shares of Series E Preferred Stock shall have the right to obtain information from the Corporation in the same manner and to the same extent as the holders of shares of Common Stock are entitled under the Certificate of Incorporation, the Corporation’s Bylaws or applicable law.

* * * * *

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 13th day of December, 2004.

COMPANY NAME CORPORATION

By:	/s/ Michael P. Moran
Michael P. Moran
President and Chief Executive Officer

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